NEWS RELEASE
FOR IMMEDIATE RELEASE
July 27, 2017
CAPITOL FEDERAL® FINANCIAL, INC.
REPORTS THIRD QUARTER FISCAL YEAR 2017 RESULTS

Topeka, KS - Capitol Federal Financial, Inc. (NASDAQ: CFFN) (the "Company") announced results today for the quarter ended June 30, 2017. Detailed results will be available in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which will be filed with the Securities and Exchange Commission ("SEC") on or about August 9, 2017 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:

•	net income of $21.4 million;

•	basic and diluted earnings per share of $0.16;

•	net interest margin of 1.81% (2.16% excluding the effects of the leverage strategy); and

•	dividends paid of $45.0 million, or $0.335 per share, including a $0.25 per share True Blue® Capitol dividend

Comparison of Operating Results for the Three Months Ended June 30, 2017 and March 31, 2017

For the quarter ended June 30, 2017, the Company recognized net income of $21.4 million, or $0.16 per share, compared to net income of $21.6 million, or $0.16 per share, for the quarter ended March 31, 2017. Net interest income increased $310 thousand, or 0.6%, from the prior quarter to $49.4 million for the current quarter. The net interest margin increased one basis point from 1.80% for the prior quarter to 1.81% for the current quarter. Excluding the effects of the leverage strategy, the net interest margin would have increased one basis point from 2.15% for the prior quarter to 2.16% for the current quarter. The increase in the net interest margin was due mainly to a decrease in interest expense on borrowings not related to the leverage strategy and a shift in the mix of interest-earning assets from relatively lower yielding securities to higher yielding loans, partially offset by an increase in interest expense related to deposits.

Interest and Dividend Income
The weighted average yield on total interest-earning assets for the current quarter increased six basis points from the prior quarter, to 2.91%, while the average balance of interest-earning assets increased $37.4 million between the two periods. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have increased one basis point from the prior quarter, to 3.28%, while the average balance would have increased $36.6 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2017	2017	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$64,013	$63,106	$907	1.4%
Mortgage-backed securities ("MBS")	5,821	6,191	(370)	(6.0)
Cash and cash equivalents	5,619	4,132	1,487	36.0
Federal Home Loan Bank Topeka ("FHLB") stock	3,114	3,100	14	0.5
Investment securities	1,063	1,131	(68)	(6.0)
Total interest and dividend income	$79,630	$77,660	$1,970	2.5

The increase in interest income on loans receivable was due primarily to a $83.7 million increase in the average balance of the portfolio. The loan growth was funded with cash flows from the securities portfolio during the quarter. The weighted average yield on the portfolio was 3.54% for the current quarter, unchanged from the prior quarter.

The decrease in interest income on MBS was due mainly to a $72.9 million decrease in the average balance of the portfolio as cash flows were used to fund loan growth. The weighted average yield on the portfolio increased one basis point, to 2.21% for the current quarter. During the current quarter, $992 thousand of net premiums on MBS were amortized, which decreased the weighted average yield on the portfolio by 38 basis points. During the prior quarter, $1.0 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 36 basis points. As of June 30, 2017, the remaining net balance of premiums on our portfolio of MBS was $9.9 million.

The increase in interest income on cash and cash equivalents was due primarily to a 25 basis point increase in the weighted average yield, to 1.04% for the current quarter, resulting from an increase in the yield earned on balances held at the Federal Reserve Bank of Kansas City (the "Federal Reserve Bank").

Interest Expense
The weighted average rate paid on total interest-bearing liabilities for the current quarter increased five basis points from the prior quarter, to 1.24%, and the average balance of interest-bearing liabilities increased $22.4 million between the two periods. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities for the current quarter would have decreased one basis point from the prior quarter, to 1.30%, while the average balance would have increased $21.7 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2017	2017	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$17,884	$16,771	$1,113	6.6%
Deposits	10,895	10,364	531	5.1
Repurchase agreements	1,487	1,471	16	1.1
Total interest expense	$30,266	$28,606	$1,660	5.8

FHLB borrowings in the table above includes interest expense on FHLB borrowings associated with the leverage strategy, along with FHLB borrowings not related to the leverage strategy. Interest expense on FHLB advances not related to the leverage strategy decreased $348 thousand from the prior quarter due mainly to a $39.2 million decrease in the average balance of the portfolio. The weighted average rate paid on FHLB borrowings not related to the leverage strategy during the current quarter was 2.25%, a decrease of five basis points from the prior quarter. During the current quarter, $300.0 million of advances with an effective rate of 3.24% matured. Of that amount, $200.0 million was replaced by advances with terms of 14 days or less during June. Interest expense on FHLB borrowings associated with the leverage strategy increased $1.5 million from the prior quarter due to a 28 basis point increase in the weighted average rate paid as a result of an increase in interest rates between periods.

Provision for Credit Losses
Capitol Federal Savings Bank (the "Bank") did not record a provision for credit losses during the current quarter or the prior quarter. Based on management's assessment of the allowance for credit losses ("ACL") formula analysis model and several other factors, it was determined that no provision for credit losses was necessary. Net loan recoveries were $39 thousand during the current quarter compared to net loan charge-offs of $74 thousand in the prior quarter. At June 30, 2017, loans 30 to 89 days delinquent were 0.20% of total loans and loans 90 or more days delinquent or in foreclosure were 0.13% of total loans.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2017	2017	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$3,832	$3,582	$250	7.0%
Income from bank-owned life insurance ("BOLI")	573	573	—	—
Other non-interest income	1,055	1,418	(363)	(25.6)
Total non-interest income	$5,460	$5,573	$(113)	(2.0)

The increase in retail fees and charges was due primarily to an increase in debit card income, due in part to seasonality, and an increase in service charges earned. The decrease in other non-interest income was due primarily to a decrease in insurance commissions resulting from the receipt of annual commissions from certain insurance providers during the prior quarter and no such commissions being received in the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	June 30,	March 31,	Change Expressed in:
	2017	2017	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$11,210	$10,544	$666	6.3%
Information technology and communications	2,922	2,768	154	5.6
Occupancy, net	2,659	2,764	(105)	(3.8)
Regulatory and outside services	1,383	1,265	118	9.3
Deposit and loan transaction costs	1,304	1,228	76	6.2
Advertising and promotional	1,322	1,263	59	4.7
Federal insurance premium	879	878	1	0.1
Office supplies and related expense	492	541	(49)	(9.1)
Other non-interest expense	474	686	(212)	(30.9)
Total non-interest expense	$22,645	$21,937	$708	3.2

The increase in salaries and employee benefits expense was due primarily to additional expense on unallocated Employee Stock Ownership Plan ("ESOP") shares arising from the $0.25 per share True Blue Capitol dividend paid on those shares in June 2017.  The expense recognized in the current quarter was $417 thousand and in the quarter ending September 30, 2017 we will recognize an expense of $417 thousand. The decrease in other non-interest expense was due to a decrease in other real estate owned ("OREO") operations expense.

The Company's efficiency ratio was 41.30% for the current quarter compared to 40.16% for the prior quarter. The change in the efficiency ratio was due primarily to higher non-interest expense in the current quarter compared to the prior quarter. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a proportionally lower level of expense.

Income Tax Expense
Income tax expense was $10.8 million for the current quarter, compared to $11.1 million for the prior quarter. The effective tax rate was 33.6% for the current quarter and 34.0% for the prior quarter. Management anticipates the effective tax rate for fiscal year 2017 will be approximately 34%, based on fiscal year 2017 estimates as of June 30, 2017.

Comparison of Operating Results for the Nine Months Ended June 30, 2017 and 2016

The Company recognized net income of $63.5 million, or $0.47 per share, for the nine month period ended June 30, 2017, an increase of $739 thousand, or 1.2%, from the nine month period ended June 30, 2016. Net income attributable to the leverage strategy was $2.2 million during the current year nine month period, compared to $1.7 million for the prior year nine month period. The Company's efficiency ratio was 40.84% for the current year nine month period compared to 43.40% for the prior year nine month period. The change in the efficiency ratio was due primarily to lower non-interest expense in the current nine month period compared to the prior year nine month period.

The net interest margin increased three basis points, from 1.75% for the prior year nine month period to 1.78% for the current year nine month period. Excluding the effects of the leverage strategy, the net interest margin would have increased two basis points, from 2.11% for the prior year nine month period to 2.13% for the current year nine month period. The increase in the net interest margin was due mainly to a shift in the mix of interest-earning assets from relatively lower yielding securities to higher yielding loans, partially offset by a decrease in the weighted average yield on loans. Additionally, the positive impact of the decrease in interest expense on borrowings not related to the leverage strategy was more than offset by an increase in interest expense on deposits.

Interest and Dividend Income
The weighted average yield on total interest-earning assets increased 10 basis points, from 2.74% for the prior year nine month period to 2.84% for the current year nine month period, while the average balance of interest-earning assets decreased $68.4 million from the prior year nine month period. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have increased four basis points, from 3.21% for the prior year nine month period to 3.25% for the current year nine month period, while the average balance would have decreased $37.5 million. The following table presents the components of interest and dividend income for the time periods presented along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2017	2016	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$189,064	$181,795	$7,269	4.0%
MBS	18,374	22,934	(4,560)	(19.9)
Cash and cash equivalents	12,720	7,057	5,663	80.2
FHLB stock	9,153	9,208	(55)	(0.6)
Investment securities	3,301	4,524	(1,223)	(27.0)
Total interest and dividend income	$232,612	$225,518	$7,094	3.1

The increase in interest income on loans receivable was due to a $404.3 million increase in the average balance of the portfolio, partially offset by a seven basis point decrease in the weighted average yield on the portfolio to 3.54% for the current year nine month period. Loan growth was funded through cash flows from the securities portfolio. The decrease in the weighted average yield was due primarily to endorsements and refinances repricing loans to lower market rates, the origination and purchase of loans at rates lower than the overall loan portfolio rate at certain points during each time period, and an increase in the amortization of premiums related to correspondent loans.

The decrease in interest income on the MBS portfolio was due primarily to a $265.8 million decrease in the average balance of the portfolio as cash flows not reinvested were used to fund loan growth. Additionally, the weighted average yield on the MBS portfolio decreased two basis points, from 2.20% during the prior year nine month period to 2.18% for the current year nine month period. The decrease in the weighted average yield was due to an increase in the impact of net premium amortization. Net premium amortization of $3.3 million during the current year nine month period decreased the weighted average yield on the portfolio by 39 basis points. During the prior year nine month period, $3.7 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 35 basis points.

The increase in interest income on cash and cash equivalents was due to a 36 basis point increase in the weighted average yield resulting from an increase in the yield earned on balances held at the Federal Reserve Bank.

The decrease in interest income on investment securities was due to a $151.8 million decrease in the average balance. Cash flows not reinvested in the portfolio were used to fund loan growth.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities increased eight basis points, from 1.11% for the prior year nine month period to 1.19% for the current year nine month period, while the average balance of interest-bearing liabilities decreased $44.8 million from the prior year nine month period. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have increased two basis points, from 1.28% for the prior year nine month period to 1.30% for the current year nine month period, while the average balance of interest-bearing liabilities would have decreased $13.9 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2017	2016	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB borrowings	$50,772	$48,829	$1,943	4.0%
Deposits	31,655	27,761	3,894	14.0
Repurchase agreements	4,461	4,478	(17)	(0.4)
Total interest expense	$86,888	$81,068	$5,820	7.2

FHLB borrowings in the table above includes interest expense on FHLB borrowings associated with the leverage strategy, along with FHLB borrowings not related to the leverage strategy. Interest expense on FHLB borrowings not related to the leverage strategy decreased $2.9 million from the prior year nine month period due to a $218.2 million decrease in the average balance of the portfolio as a result of not replacing all of the advances that matured between periods. Funds generated from deposit growth were largely used to pay off the maturing advances. The weighted average rate paid on FHLB borrowings not related to the leverage strategy increased four basis points, to 2.27% for the current year nine month period, due primarily to maturing advances having a lower rate than the overall advance portfolio rate. Interest expense on FHLB borrowings associated with the leverage strategy increased $4.8 million from the prior year nine month period due to a 33 basis point increase in the weighted average rate paid as a result of an increase in interest rates between periods.

The increase in interest expense on deposits was due primarily to a seven basis point increase in the weighted average rate, to 0.81% for the current year nine month period, along with growth in the portfolio. The increase in the weighted average rate was primarily related to the retail certificate of deposit portfolio, which increased 10 basis points to 1.44% for the current year nine month period. The average balance of the deposit portfolio increased $204.3 million during the current year nine month period, with the majority of the increase in the retail deposit portfolio.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2017	2016	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Retail fees and charges	$11,123	$11,097	$26	0.2%
Income from BOLI	1,669	2,810	(1,141)	(40.6)
Other non-interest income	3,509	3,714	(205)	(5.5)
Total non-interest income	$16,301	$17,621	$(1,320)	(7.5)

The decrease in income from BOLI was due mainly to the receipt of a death benefit during the prior year nine month period and no such death benefit in the current year nine month period.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Nine Months Ended
	June 30,		Change Expressed in:
	2017	2016	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$32,388	$31,604	$784	2.5%
Information technology and communications	8,524	7,883	641	8.1
Occupancy, net	8,098	7,894	204	2.6
Regulatory and outside services	3,994	4,000	(6)	(0.2)
Deposit and loan transaction costs	3,918	4,119	(201)	(4.9)
Advertising and promotional	3,275	3,190	85	2.7
Federal insurance premium	2,651	4,158	(1,507)	(36.2)
Office supplies and related expense	1,470	2,016	(546)	(27.1)
Low income housing partnerships	—	2,815	(2,815)	(100.0)
Other non-interest expense	1,861	2,664	(803)	(30.1)
Total non-interest expense	$66,179	$70,343	$(4,164)	(5.9)

The increase in salaries and employee benefits was due primarily to an increase in employee health care costs. The increase in information technology and communications was due largely to software licensing and communication network expenses. The decrease in federal insurance premiums was due primarily to a decrease in the Federal Deposit Insurance Corporation base assessment rate effective July 1, 2016. The decrease in office supplies and related expense was due primarily to lower debit card expenses compared to the prior year nine month period, during which time the Bank began issuing debit cards enabled with chip card technology. The decrease in low income housing partnerships expense was due to a change in the Bank's method of accounting for those investments. The Bank had been accounting for these partnerships using the equity method of accounting as two of the Bank's officers were involved in the operational management of the low income housing partnership investment group. Effective September 30, 2016, those two Bank officers discontinued their involvement in the operational management of the investment group. On October 1, 2016, the Bank began using the proportional method of accounting for those investments rather than the equity method. As a result, the Bank no longer reports low income housing partnership expenses in non-interest expense; rather, the pretax operating losses and related tax benefits from the investments are reported as a component of income tax expense. The decrease in other non-interest expense was due mainly to a decrease in OREO operations expense, along with lower deposit account charge-offs related to debit card fraud in the current year nine month period.

Income Tax Expense
Income tax expense was $32.3 million for the current year nine month period compared to $28.9 million for the prior year nine month period. The effective tax rate for the current year nine month period was 33.7% compared to 31.5% for the prior year nine month period. The increase in effective tax rate was due mainly to the change in accounting method for low income housing partnerships as previously discussed.

Financial Condition as of June 30, 2017

Total assets were $9.10 billion at June 30, 2017 compared to $9.27 billion at September 30, 2016. The $164.0 million decrease was due primarily to a $284.2 million decrease in the securities portfolio and a $151.5 million decrease in cash and cash equivalents, partially offset by an increase in the loan portfolio.

The loans receivable portfolio, net, increased $282.6 million to $7.24 billion at June 30, 2017, from $6.96 billion at September 30, 2016. This growth was funded with cash flows from the securities portfolio. During the current year nine month period, the Bank originated and refinanced $550.9 million of loans with a weighted average rate of 3.62% and purchased $478.4 million of one- to four-family loans from correspondent lenders with a weighted average rate of 3.55%. The Bank also entered into participations of $58.5 million of commercial real estate loans with a weighted average rate of 4.02%, of which $44.6 million had not yet been funded as of June 30, 2017.

The Bank continued to utilize a leverage strategy to increase earnings. The leverage strategy during the current quarter involved borrowing up to $2.10 billion from FHLB by entering into short-term FHLB advances. The borrowings were repaid prior to quarter end for regulatory purposes. The proceeds from the borrowings, net of the required FHLB stock holdings, which yielded approximately 6.5% during the current quarter, were deposited at the Federal Reserve Bank. Net income attributable to the leverage strategy is largely derived from the dividends received on FHLB stock holdings, net of the interest rate spread between the yield on the cash at the Federal Reserve Bank and the rate paid on the related FHLB borrowings, less applicable federal insurance premiums and estimated taxes. Net income attributable to the leverage strategy was $2.2 million during the current year nine month period, compared to $1.7 million for the prior year nine month period. The increase was due primarily to a more positive interest rate spread between the yield earned on the cash held at the Federal Reserve Bank and the rate paid on the related FHLB borrowings than in the prior year nine month period, as well as to a decrease in federal insurance premiums attributed to the strategy.

Total liabilities were $7.74 billion at June 30, 2017 compared to $7.87 billion at September 30, 2016. FHLB borrowings decreased $198.9 million, to $2.17 billion at June 30, 2017, as certain maturing FHLB advances were not replaced. Deposits increased $103.7 million, to $5.27 billion at June 30, 2017, due largely to an increase in non-maturity retail deposits.

Stockholders' equity was $1.36 billion at June 30, 2017 compared to $1.39 billion at September 30, 2016. The $34.0 million decrease was due primarily to the payment of $106.6 million in cash dividends, partially offset by net income of $63.5 million. The cash dividends paid during the current year nine month period totaled $0.795 per share and consisted of a $0.29 per share cash true-up dividend related to fiscal year 2016 earnings per the Company's dividend policy, a $0.25 per share True Blue Capitol dividend, and three regular quarterly cash dividends totaling $0.255 per share. On July 19, 2017, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.4 million, payable on August 18, 2017 to stockholders of record as of the close of business on August 4, 2017.

At June 30, 2017, Capitol Federal Financial, Inc., at the holding company level, had $108.3 million on deposit at the Bank. For fiscal year 2017, it is the intent of the Board of Directors and management to continue with the payout of 100% of the Company's earnings to its stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

In October 2015, the Company announced a stock repurchase plan for up to $70.0 million of common stock. The repurchase plan does not have an expiration date. The Company has not repurchased any shares under the repurchase plan through the date of this release.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	June 30,	September 30,	June 30,
	2017	2016	2016
	(Dollars in thousands)
Stockholders' equity	$1,358,986	$1,392,964	$1,380,815
Equity to total assets at end of period	14.9%	15.0%	14.9%

The following table presents a reconciliation of total to net shares outstanding as of June 30, 2017.

Total shares outstanding	138,206,835
Less unallocated ESOP shares and unvested restricted stock	(3,902,155)
Net shares outstanding	134,304,680

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a "well-capitalized" status for the Bank in accordance with regulatory standards. As of June 30, 2017, the Bank and Company exceeded all regulatory capital requirements. The following table presents the Bank's regulatory capital ratios at June 30, 2017.

		Regulatory
		Requirement For
	Bank	"Well-Capitalized"
	Ratios	Status
Tier 1 leverage ratio	10.7%	5.0%
Common equity tier 1 capital ratio	27.2	6.5
Tier 1 capital ratio	27.2	8.0
Total capital ratio	27.4	10.0

A reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America ("GAAP") to regulatory capital amounts as of June 30, 2017 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,205,633
Unrealized gains on available-for-sale ("AFS") securities	(3,655)
Total tier 1 capital	1,201,978
ACL	8,486
Total capital	$1,210,464

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 47 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found on the Internet at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President,	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	June 30,	September 30,
	2017	2016
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $115,118 and $267,829)	$130,249	$281,764
Securities:
AFS at estimated fair value (amortized cost of $447,018 and $517,791)	452,894	527,301
Held-to-maturity at amortized cost (estimated fair value of $895,542 and $1,122,867)	891,037	1,100,874
Loans receivable, net (ACL of $8,486 and $8,540)	7,240,594	6,958,024
FHLB stock, at cost	101,039	109,970
Premises and equipment, net	83,853	83,221
Other assets	203,614	206,093
TOTAL ASSETS	$9,103,280	$9,267,247

LIABILITIES:
Deposits	$5,267,685	$5,164,018
FHLB borrowings	2,173,472	2,372,389
Repurchase agreements	200,000	200,000
Advance payments by borrowers for taxes and insurance	39,668	62,643
Income taxes payable, net	1,092	310
Deferred income tax liabilities, net	24,512	25,374
Accounts payable and accrued expenses	37,865	49,549
Total liabilities	7,744,294	7,874,283

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 138,206,835 and 137,486,172
shares issued and outstanding as of June 30, 2017 and September 30, 2016, respectively	1,382	1,375
Additional paid-in capital	1,166,908	1,156,855
Unearned compensation, ESOP	(38,408)	(39,647)
Retained earnings	225,449	268,466
Accumulated other comprehensive income, net of tax	3,655	5,915
Total stockholders' equity	1,358,986	1,392,964
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,103,280	$9,267,247

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Nine Months Ended
	June 30,	March 31,	June 30,
	2017	2017	2017	2016
INTEREST AND DIVIDEND INCOME:
Loans receivable	$64,013	$63,106	$189,064	$181,795
MBS	5,821	6,191	18,374	22,934
Cash and cash equivalents	5,619	4,132	12,720	7,057
FHLB stock	3,114	3,100	9,153	9,208
Investment securities	1,063	1,131	3,301	4,524
Total interest and dividend income	79,630	77,660	232,612	225,518

INTEREST EXPENSE:
FHLB borrowings	17,884	16,771	50,772	48,829
Deposits	10,895	10,364	31,655	27,761
Repurchase agreements	1,487	1,471	4,461	4,478
Total interest expense	30,266	28,606	86,888	81,068

NET INTEREST INCOME	49,364	49,054	145,724	144,450

PROVISION FOR CREDIT LOSSES	—	—	—	—
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	49,364	49,054	145,724	144,450

NON-INTEREST INCOME:
Retail fees and charges	3,832	3,582	11,123	11,097
Income from BOLI	573	573	1,669	2,810
Other non-interest income	1,055	1,418	3,509	3,714
Total non-interest income	5,460	5,573	16,301	17,621

NON-INTEREST EXPENSE:
Salaries and employee benefits	11,210	10,544	32,388	31,604
Information technology and communications	2,922	2,768	8,524	7,883
Occupancy, net	2,659	2,764	8,098	7,894
Regulatory and outside services	1,383	1,265	3,994	4,000
Deposit and loan transaction costs	1,304	1,228	3,918	4,119
Advertising and promotional	1,322	1,263	3,275	3,190
Federal insurance premium	879	878	2,651	4,158
Office supplies and related expense	492	541	1,470	2,016
Low income housing partnerships	—	—	—	2,815
Other non-interest expense	474	686	1,861	2,664
Total non-interest expense	22,645	21,937	66,179	70,343
INCOME BEFORE INCOME TAX EXPENSE	32,179	32,690	95,846	91,728
INCOME TAX EXPENSE	10,809	11,103	32,311	28,932
NET INCOME	$21,370	$21,587	$63,535	$62,796

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended		For the Nine Months Ended
	June 30,	March 31,	June 30,
	2017	2017	2017	2016
	(Dollars in thousands, except per share amounts)
Net income	$21,370	$21,587	$63,535	$62,796
Income allocated to participating securities	(11)	(12)	(36)	(54)
Net income available to common stockholders	$21,359	$21,575	$63,499	$62,742

Average common shares outstanding	134,170,638	134,024,890	133,962,680	132,919,316
Average committed ESOP shares outstanding	83,052	41,299	41,601	41,601
Total basic average common shares outstanding	134,253,690	134,066,189	134,004,281	132,960,917

Effect of dilutive stock options	106,080	192,633	185,477	104,911

Total diluted average common shares outstanding	134,359,770	134,258,822	134,189,758	133,065,828

Net earnings per share:
Basic	$0.16	$0.16	$0.47	$0.47
Diluted	$0.16	$0.16	$0.47	$0.47

Antidilutive stock options, excluded from the diluted
average common shares outstanding calculation	492,360	187,327	202,718	906,634

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	June 30, 2017			March 31, 2017			September 30, 2016
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Real estate loans:
One- to four-family:
Originated	$4,005,081	3.70%	55.4%	$4,025,985	3.70%	56.0%	$4,005,615	3.74%	57.6%
Correspondent purchased	2,442,557	3.51	33.8	2,396,663	3.49	33.4	2,206,072	3.50	31.7
Bulk purchased	367,353	2.24	5.1	385,700	2.23	5.4	416,653	2.23	6.0
Construction	33,854	3.36	0.4	30,818	3.33	0.4	39,430	3.45	0.6
Total	6,848,845	3.55	94.7	6,839,166	3.54	95.2	6,667,770	3.56	95.9
Commercial:
Permanent	148,485	4.18	2.0	102,806	4.17	1.4	110,768	4.16	1.6
Construction	107,079	3.99	1.5	116,471	4.08	1.6	43,375	4.13	0.6
Total	255,564	4.10	3.5	219,277	4.12	3.0	154,143	4.15	2.2
Total real estate loans	7,104,409	3.57	98.2	7,058,443	3.56	98.2	6,821,913	3.58	98.1

Consumer loans:
Home equity	119,822	5.27	1.7	119,434	5.12	1.7	123,345	5.01	1.8
Other	4,194	4.03	0.1	4,469	4.05	0.1	4,264	4.21	0.1
Total consumer loans	124,016	5.23	1.8	123,903	5.08	1.8	127,609	4.99	1.9
Total loans receivable	7,228,425	3.60	100.0%	7,182,346	3.59	100.0%	6,949,522	3.60	100.0%

Less:
ACL	8,486			8,447			8,540
Discounts/unearned loan fees	25,221			25,318			24,933
Premiums/deferred costs	(45,876)			(45,140)			(41,975)
Total loans receivable, net	$7,240,594			$7,193,721			$6,958,024

Loan Activity: The following tables summarize activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following tables because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. During the three and nine months ended June 30, 2017, the Bank endorsed $4.9 million and $44.4 million of one- to four-family loans, respectively, reducing the average rate on those loans by 34 and 77 basis points, respectively.

	For the Three Months Ended
	June 30, 2017		March 31, 2017		December 31, 2016		September 30, 2016
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,182,346	3.59%	$7,061,557	3.58%	$6,949,522	3.60%	$6,832,770	3.63%
Originations and refinances:
Fixed	116,422	3.94	115,560	3.66	176,554	3.26	176,534	3.31
Adjustable	59,372	3.87	36,417	3.82	46,566	3.54	48,608	3.53
Purchases and participations:
Fixed	135,041	3.97	143,852	3.69	187,674	3.52	190,830	3.50
Adjustable	17,930	3.24	27,158	2.98	25,262	2.73	65,748	3.79
Change in undisbursed loan funds	13,648		37,862		3,696		(26,760)
Repayments	(295,988)		(239,072)		(326,839)		(337,779)
Principal recoveries (charge-offs), net	39		(74)		(19)		(22)
Other	(385)		(914)		(859)		(407)
Ending balance	$7,228,425	3.60	$7,182,346	3.59	$7,061,557	3.58	$6,949,522	3.60

	For the Nine Months Ended
	June 30, 2017		June 30, 2016
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$6,949,522	3.60%	$6,622,728	3.66%
Originations and refinances:
Fixed	408,536	3.57	429,831	3.61
Adjustable	142,355	3.75	117,931	3.70
Purchases and participations:
Fixed	466,567	3.70	529,423	3.69
Adjustable	70,350	2.96	77,931	3.00
Change in undisbursed loan funds	55,206		(115,267)
Repayments	(861,899)		(826,221)
Principal charge-offs, net	(54)		(131)
Other	(2,158)		(3,455)
Ending balance	$7,228,425	3.60	$6,832,770	3.63

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement activity, along with associated weighted average rates and percent of total. Loan originations, purchases, and refinances are reported together. The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years. The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination, and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2017			June 30, 2017
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$43,684	3.39%	13.3%	$180,559	3.00%	16.6%
> 15 years	180,496	4.07	54.9	633,436	3.78	58.2
Commercial real estate	26,196	4.08	8.0	58,487	4.02	5.4
Home equity	983	5.83	0.3	2,323	5.84	0.2
Other	104	9.78	—	298	10.11	—
Total fixed-rate	251,463	3.96	76.5	875,103	3.64	80.4

Adjustable-rate:
One- to four-family:
<= 36 months	1,140	2.94	0.3	3,897	2.73	0.4
> 36 months	56,487	3.24	17.2	154,426	3.01	14.2
Home equity	19,322	5.19	5.9	52,602	4.95	4.8
Other	353	3.43	0.1	1,780	3.39	0.2
Total adjustable-rate	77,302	3.72	23.5	212,705	3.49	19.6

Total originated, refinanced and purchased	$328,765	3.90	100.0%	$1,087,808	3.61	100.0%

Purchased and participation loans included above:
Fixed-rate:
Correspondent - one- to four-family	$108,845	3.95		$408,080	3.66
Participations - commercial real estate	26,196	4.08		58,487	4.02
Total fixed-rate purchased/participations	135,041	3.97		466,567	3.70

Adjustable-rate:
Correspondent - one- to four-family	17,930	3.24		70,350	2.96

Total purchased/participation loans	$152,971	3.89		$536,917	3.60

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of the dates presented. Credit scores are updated at least semiannually, with the latest update in March 2017, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	June 30, 2017					March 31, 2017					September 30, 2016
		% of	Credit		Average		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$4,005,081	58.8%	767	63%	$135	$4,025,985	59.1%	767	63%	$134	$4,005,615	60.4%	766	63%	$132
Correspondent purchased	2,442,557	35.8	764	68	374	2,396,663	35.2	764	68	370	2,206,072	33.3	764	68	360
Bulk purchased	367,353	5.4	755	63	305	385,700	5.7	754	63	306	416,653	6.3	753	64	308
	$6,814,991	100.0%	765	65	182	$6,808,348	100.0%	765	65	180	$6,628,340	100.0%	765	65	175

One- to Four-Family Loan Commitments - The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of June 30, 2017, along with associated weighted average rates. Loan commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. A percentage of the loan commitments are expected to expire unfunded, so the amounts reflected in the table below are not necessarily indicative of future cash requirements.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$7,964	$35,436	$14,819	$58,219	3.72%
Correspondent	6,105	71,632	10,796	88,533	4.00
	$14,069	$107,068	$25,615	$146,752	3.89

Rate	3.46%	4.08%	3.33%

The following table presents originated, refinanced, and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated. Of the loans originated during the current quarter and current year nine month period, $19.8 million and $99.1 million, respectively, were refinanced from another lender. During the prior year nine month period, $62.3 million of one- to four-family originations were refinanced from another lender.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2017			June 30, 2017
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$135,311	77%	764	$390,983	77%	768
Refinanced by Bank customers	19,721	65	751	102,905	66	763
Correspondent purchased	126,775	75	767	478,430	74	766
	$281,807	75	764	$972,318	74	767

The following table presents the amount, percent of total, and weighted average rate, by state, of one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the nine month period ended June 30, 2017.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2017			June 30, 2017
State	Amount	% of Total	Rate	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$136,937	48.6%	3.75%	$439,677	45.2%	3.46%
Texas	53,840	19.1	3.81	189,558	19.5	3.54
Missouri	40,597	14.4	3.83	149,128	15.3	3.56
Other states	50,433	17.9	3.85	193,955	20.0	3.54
	$281,807	100.0%	3.79	$972,318	100.0%	3.51

Commercial Real Estate Loans: During the current year nine month period, the Bank entered into commercial real estate loan participations of $58.5 million, which included $52.4 million of commercial real estate construction loans. The majority of the $52.4 million of commercial real estate construction loans had not yet been funded as of June 30, 2017. The Bank intends to continue to grow its commercial real estate loan portfolio through participations with correspondent lenders and other lead banks with which the Bank has commercial real estate lending relationships.

The following table presents the Bank's commercial real estate loans and commitments by industry classification, as defined by the North American Industry Classification System, as of June 30, 2017. Based on the terms of the construction loans as of June 30, 2017, of the $129.4 million of undisbursed amounts in the table, approximately $33 million is projected to be disbursed by September 30, 2017, and an additional $65 million is projected to be disbursed by June 30, 2018. It is possible that not all of the funds will be disbursed due to the nature of the funding of construction projects. For outstanding commitments, in certain cases, the weighted average rate presented represents our best estimate.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Accommodation and food services	$110,401	$28,908	$139,309	$1,600	$140,909	34.6%
Health care and social assistance	41,197	58,535	99,732	—	99,732	24.5
Real estate rental and leasing	20,030	38,817	58,847	2,645	61,492	15.1
Arts, entertainment, and recreation	34,345	—	34,345	—	34,345	8.4
Multi-family	10,511	—	10,511	18,000	28,511	7.0
Retail trade	25,211	2,251	27,462	—	27,462	6.8
Other	13,869	883	14,752	—	14,752	3.6
	$255,564	$129,394	$384,958	$22,245	$407,203	100.0%

Weighted average rate	4.10%	4.25%	4.15%	3.56%	4.12%

The following table summarizes the Bank's commercial real estate loans and loan commitments by state as of June 30, 2017.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Texas	$75,494	$66,971	$142,465	$1,600	$144,065	35.4%
Missouri	73,806	60,040	133,846	995	134,841	33.1
Kansas	76,272	—	76,272	—	76,272	18.7
Nebraska	—	—	—	18,000	18,000	4.4
Colorado	14,837	—	14,837	1,650	16,487	4.1
Arkansas	8,076	—	8,076	—	8,076	2.0
California	5,617	883	6,500	—	6,500	1.6
Montana	1,462	1,500	2,962	—	2,962	0.7
	$255,564	$129,394	$384,958	$22,245	$407,203	100.0%

The following table presents the Bank's commercial real estate loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of June 30, 2017.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	4	$157,581
>$15 to $30 million	5	115,028
>$10 to $15 million	3	37,859
>$5 to $10 million	3	22,799
$1 to $5 million	24	68,409
Less than $1 million	16	5,527
	55	$407,203

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and OREO as of the dates indicated. Of the loans 30 to 89 days delinquent at June 30, 2017, approximately 78% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and nonaccrual loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to Office of the Comptroller of the Currency ("OCC") reporting requirements even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties acquired in settlement of loans were owned by the Bank, on average, for approximately seven months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	June 30, 2017		March 31, 2017		December 31, 2016		September 30, 2016		June 30, 2016
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	120	$10,455	122	$10,886	130	$11,232	143	$13,593	141	$12,962
Correspondent purchased	5	1,278	4	739	17	7,809	9	3,329	10	2,561
Bulk purchased	15	2,511	19	3,527	26	4,844	21	5,008	27	4,703
Consumer:
Home equity	30	412	36	761	38	665	36	635	33	548
Other	5	14	7	34	7	17	5	62	11	55
	175	$14,670	188	$15,947	218	$24,567	214	$22,627	222	$20,829
30 to 89 days delinquent loans
to total loans receivable, net		0.20%		0.22%		0.35%		0.33%		0.30%

	Non-Performing Loans and OREO at:
	June 30, 2017		March 31, 2017		December 31, 2016		September 30, 2016		June 30, 2016
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	50	$4,264	65	$5,348	79	$6,647	73	$8,190	74	$8,539
Correspondent purchased	—	—	3	901	2	553	3	985	2	652
Bulk purchased	18	4,805	24	7,097	27	7,982	28	7,323	32	8,017
Consumer:
Home equity	27	484	22	423	29	456	26	520	20	437
Other	2	10	3	7	7	18	5	9	6	17
	97	9,563	117	13,776	144	15,656	135	17,027	134	17,662

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.13%		0.19%		0.22%		0.24%		0.24%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	89	9,493	92	10,675	82	11,393	70	8,956	70	6,939
Correspondent purchased	9	1,589	4	583	6	1,231	9	2,786	8	2,872
Bulk purchased	3	1,023	3	809	2	147	1	31	—	—
Consumer:
Home equity	12	251	14	346	14	371	12	328	11	263
Other	—	—	—	—	—	—	—	—	1	7
	113	12,356	113	12,413	104	13,142	92	12,101	90	10,081
Total non-performing loans	210	21,919	230	26,189	248	28,798	227	29,128	224	27,743

Non-performing loans as a percentage of total loans		0.30%		0.36%		0.41%		0.42%		0.41%

OREO:
One- to four-family:
Originated(2)	9	$200	9	$831	10	$888	12	$692	14	$1,142
Correspondent purchased	—	—	—	—	—	—	1	499	1	499
Bulk purchased	5	1,671	6	1,830	3	1,196	4	1,265	5	1,413
Consumer:
Home equity	1	82	—	—	—	—	—	—	—	—
Other(3)	—	—	—	—	1	1,278	1	1,278	1	1,278
	15	1,953	15	2,661	14	3,362	18	3,734	21	4,332
Total non-performing assets	225	$23,872	245	$28,850	262	$32,160	245	$32,862	245	$32,075

Non-performing assets as a percentage of total assets		0.26%		0.31%		0.35%		0.35%		0.35%

(1)
Represents loans required to be reported as nonaccrual pursuant to OCC reporting requirements even if the loans are current. At June 30, 2017, March 31, 2017, December 31, 2016, September 30, 2016, and June 30, 2016, this amount was comprised of $2.7 million, $2.0 million, $2.0 million, $2.3 million, and $2.8 million, respectively, of loans that were 30 to 89 days delinquent and are reported as such, and $9.7 million, $10.4 million, $11.1 million, $9.8 million, and $7.3 million, respectively, of loans that were current.

(2)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

(3)	Represents a single property the Bank purchased for a potential branch site. The Bank sold the property during the March 31, 2017 quarter.

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
	(Dollars in thousands)
Balance at beginning of period	$8,447	$8,521	$8,540	$9,312	$9,193
Charge-offs:
One- to four-family:
Originated	(4)	(17)	(24)	(103)	(23)
Bulk purchased	(25)	(48)	—	(75)	(54)
Total	(29)	(65)	(24)	(178)	(77)
Consumer:
Home equity	(9)	(16)	(8)	—	(49)
Other	(3)	(1)	—	(1)	—
Total	(12)	(17)	(8)	(1)	(49)
Total charge-offs	(41)	(82)	(32)	(179)	(126)
Recoveries:
One- to four-family:
Originated	3	—	—	18	17
Bulk purchased	69	—	—	134	222
Total	72	—	—	152	239
Consumer:
Home equity	5	5	8	4	6
Other	3	3	5	1	—
Total	8	8	13	5	6
Total recoveries	80	8	13	157	245
Net recoveries (charge-offs)	39	(74)	(19)	(22)	119
Provision for credit losses	—	—	—	(750)	—
Balance at end of period	$8,486	$8,447	$8,521	$8,540	$9,312

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	(0.15)	0.24	0.06	0.07	(0.38)
ACL to non-performing loans at end of period	38.72	32.25	29.59	29.32	33.57
ACL to loans receivable, net at end of period	0.12	0.12	0.12	0.12	0.14
ACL to net charge-offs (annualized)	N/M(1)	28.6x	111.5x	95.6x	N/M(1)

(1)	The ACL coverage ratio is not presented for the time periods noted due to loan recoveries exceeding loan charge-offs during these periods.

	For the Nine Months Ended
	June 30,
	2017	2016
	(Dollars in thousands)
Balance at beginning of period	$8,540	$9,443
Charge-offs:
One- to four-family:
Originated	(45)	(97)
Bulk purchased	(73)	(267)
Total	(118)	(364)
Consumer:
Home equity	(33)	(83)
Other	(4)	(4)
Total	(37)	(87)
Total charge-offs	(155)	(451)
Recoveries:
One- to four-family:
Originated	3	59
Bulk purchased	69	240
Total	72	299
Consumer:
Home equity	18	21
Other	11	—
Total	29	21
Total recoveries	101	320
Net charge-offs	(54)	(131)
Provision for credit losses	—	—
Balance at end of period	$8,486	$9,312

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net charge-offs during the
period to average non-performing assets	0.19	0.42
ACL to non-performing loans at end of period	38.72	33.57
ACL to loans receivable, net at end of period	0.12	0.14
ACL to net charge-offs (annualized)	118.3x	53.4x

Troubled Debt Restructurings ("TDRs") - The following table presents the Company's TDRs, based on accrual status, at the dates indicated.

	At
	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
	(Dollars in thousands)
Accruing TDRs	$27,343	$26,209	$22,726	$23,177	$21,663
Nonaccrual TDRs(1)	15,947	16,868	17,983	18,725	16,497
Total TDRs	$43,290	$43,077	$40,709	$41,902	$38,160

(1)	Nonaccrual TDRs are included in the non-performing loan table above.

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at the dates indicated. The majority of our securities are issued by U.S. government-sponsored enterprises ("GSEs"). Overall, fixed-rate securities comprised 75% of these portfolios at June 30, 2017. The weighted average life ("WAL") is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	June 30, 2017			March 31, 2017			September 30, 2016
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$682,062	2.16%	3.0	$731,990	2.17%	3.0	$836,852	2.16%	2.9
GSE debentures	296,283	1.25	1.4	296,266	1.25	1.7	346,226	1.15	0.9
Municipal bonds	29,220	1.65	2.2	30,826	1.62	2.3	33,303	1.69	2.4
Total fixed-rate securities	1,007,565	1.87	2.5	1,059,082	1.90	2.6	1,216,381	1.86	2.3

Adjustable-rate securities:
MBS	328,416	2.49	4.8	351,243	2.42	5.6	400,161	2.25	4.7
Trust preferred securities	2,074	2.50	20.0	2,080	2.39	20.2	2,123	2.11	20.7
Total adjustable-rate securities	330,490	2.49	4.9	353,323	2.42	5.7	402,284	2.24	4.8
Total securities portfolio	$1,338,055	2.03	3.1	$1,412,405	2.03	3.4	$1,618,665	1.95	2.9

MBS: The following tables summarize the activity in our portfolio of MBS for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	June 30, 2017			March 31, 2017			December 31, 2016			September 30, 2016
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,090,870	2.25%	3.9	$1,166,326	2.18%	3.5	$1,246,078	2.19%	3.5	$1,344,481	2.21%	3.9
Maturities and repayments	(71,763)			(73,801)			(88,564)			(96,320)
Net amortization of (premiums)/discounts	(992)			(1,015)			(1,290)			(1,345)
Purchases:
Fixed	—	—	—	—	—	—	10,890	1.99	3.8	—	—	—
Change in valuation on AFS securities	(970)			(640)			(788)			(738)
Ending balance - carrying value	$1,017,145	2.26	3.6	$1,090,870	2.25	3.9	$1,166,326	2.18	3.5	$1,246,078	2.19	3.5

	For the Nine Months Ended
	June 30, 2017			June 30, 2016
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,246,078	2.19%	3.5	$1,462,539	2.24%	3.8
Maturities and repayments	(234,128)			(254,670)
Net amortization of (premiums)/discounts	(3,297)			(3,666)
Purchases:
Fixed	10,890	1.99	3.8	42,827	1.83	4.1
Adjustable	—	—	—	100,133	2.02	5.4
Change in valuation on AFS securities	(2,398)			(2,682)
Ending balance - carrying value	$1,017,145	2.26	3.6	$1,344,481	2.21	3.9

Investment Securities: The following tables summarize the activity in our investment securities portfolio for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	June 30, 2017			March 31, 2017			December 31, 2016			September 30, 2016
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$328,323	1.29%	1.9	$355,681	1.27%	2.0	$382,097	1.20%	1.2	$510,745	1.21%	1.1
Maturities and calls	(1,538)			(28,863)			(50,019)			(127,923)
Net amortization of (premiums)/discounts	(57)			(61)			(72)			(9)
Purchases:
Fixed	—	—	—	1,535	1.30	3.4	25,000	1.70	4.0	—	—	—
Change in valuation on AFS securities	58			31			(1,325)			(716)
Ending balance - carrying value	$326,786	1.29	1.6	$328,323	1.29	1.9	$355,681	1.27	2.0	$382,097	1.20	1.2

	For the Nine Months Ended
	June 30, 2017			June 30, 2016
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$382,097	1.20%	1.2	$566,754	1.19%	1.8
Maturities and calls	(80,420)			(157,229)
Net amortization of (premiums)/discounts	(190)			(322)
Purchases:
Fixed	26,535	1.68	4.0	101,359	1.09	0.8
Change in valuation on AFS securities	(1,236)			183
Ending balance - carrying value	$326,786	1.29	1.6	$510,745	1.21	1.1

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	June 30, 2017			March 31, 2017			September 30, 2016
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$244,037	—%	4.6%	$240,061	—%	4.6%	$217,009	—%	4.2%
Interest-bearing checking	627,905	0.05	11.9	646,634	0.05	12.3	597,319	0.05	11.6
Savings	354,289	0.24	6.8	353,676	0.22	6.7	335,426	0.17	6.5
Money market	1,217,580	0.24	23.1	1,219,499	0.24	23.1	1,186,132	0.24	23.0
Retail certificates of deposit	2,432,867	1.48	46.2	2,461,838	1.46	46.7	2,458,160	1.43	47.6
Public units	391,007	1.08	7.4	347,526	0.83	6.6	369,972	0.70	7.1
	$5,267,685	0.84	100.0%	$5,269,234	0.81	100.0%	$5,164,018	0.80	100.0%

The following table presents scheduled maturities of our certificates of deposit, along with associated weighted average rates, as of June 30, 2017:

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$641,523	$92,897	$359	$—	$734,779	0.75%
1.00 – 1.99%	559,682	444,901	486,754	433,813	1,925,150	1.62
2.00 – 2.99%	166	1,335	162,332	—	163,833	2.24
3.00 – 3.99%	112	—	—	—	112	3.06
	$1,201,483	$539,133	$649,445	$433,813	$2,823,874	1.43

Percent of total	42.5%	19.1%	23.0%	15.4%
Weighted average rate	1.03	1.42	1.85	1.91
Weighted average maturity (in years)	0.4	1.5	2.5	3.8	1.6
Weighted average maturity for the retail certificate of deposit portfolio (in years)					1.8

Borrowings

The following table presents the maturity of term borrowings (including FHLB advances, at par, and repurchase agreements), along with associated weighted average contractual and effective rates as of June 30, 2017. During June 2017, a $200.0 million FHLB advance with an effective rate of 3.24% matured and was replaced by FHLB advances with terms of 14 days or less, which are included in fiscal year 2017 in the table below. Subsequent to June 30, 2017, the Bank replaced the advances with a $100.0 million 36-month fixed-rate advance at a rate of 1.85%, and a $100.0 million 12-month adjustable-rate advance at a rate of 1.27%. The Bank then entered into an interest rate swap with a notional amount of $100.0 million in order to hedge the variability in cash flows associated with the 12-month adjustable-rate advance, resulting in an advance with an effective cost of 2.14%. The weighted average effective rate of the term borrowings portfolio, adjusted for the activity that occurred subsequent to June 30, 2017, was 2.21%.

	FHLB	Repurchase
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal Year	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2017	$300,000	$—	1.87%	1.87%
2018	375,000	100,000	2.35	2.64
2019	400,000	—	1.62	1.62
2020	250,000	100,000	2.18	2.18
2021	550,000	—	2.27	2.27
2022	200,000	—	2.23	2.23
2023	100,000	—	1.82	1.82
	$2,175,000	$200,000	2.09	2.15

(1)	The effective rate includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail and public unit deposit amounts, and term borrowings for the next four quarters as of June 30, 2017.

	Retail		Public Unit		Term
Maturity by	Certificate	Repricing	Deposit	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
September 30, 2017	$252,652	1.03%	$148,654	0.88%	$300,000	1.87%	$701,306	1.36%
December 31, 2017	250,489	1.02	75,381	0.97	200,000	2.94	525,870	1.74
March 31, 2018	214,355	1.12	30,962	1.11	—	—	245,317	1.12
June 30, 2018	202,469	1.06	26,521	1.22	100,000	2.82	328,990	1.61
	$919,965	1.05	$281,518	0.96	$600,000	2.39	$1,801,483	1.48

The following tables present borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer. FHLB advances are presented at par. The weighted average effective rate includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. Rates on new borrowings are fixed-rate. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	June 30, 2017			March 31, 2017			December 31, 2016			September 30, 2016
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,475,000	2.35%	2.5	$2,475,000	2.35%	2.7	$2,575,000	2.29%	2.9	$2,675,000	2.24%	3.0
Maturities:
FHLB advances	(300,000)	3.24		—	—		(100,000)	0.78		(100,000)	0.83
Ending balance	$2,175,000	2.23	2.5	$2,475,000	2.35	2.5	$2,475,000	2.35	2.7	$2,575,000	2.29	2.9

	For the Nine Months Ended
	June 30, 2017			June 30, 2016
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,575,000	2.29%	2.9	$2,775,000	2.29%	3.3
Maturities:
FHLB advances	(400,000)	2.62		(300,000)	2.35
New borrowings:
FHLB advances	—	—	—	200,000	1.64	5.0
Ending balance	$2,175,000	2.23	2.5	$2,675,000	2.24	3.0

Average Rates and Lives

At June 30, 2017, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $226.3 million, or 2.49% of total assets, compared to $269.2 million, or 2.91% of total assets, at March 31, 2017, and $1.07 billion, or 11.54% of total assets, at September 30, 2016. Market rates of interest increased between September 30, 2016 and June 30, 2017. As interest rates rise, borrowers have less economic incentive to refinance their mortgages and agency debt issuers have less economic incentive or opportunity to exercise their call options in order to issue new debt at lower interest rates. This increase in interest rates resulted in lower projected cash flows on these assets over the next year compared to September 30, 2016. In addition, lower cash balances and an increase in borrowings repricing within one year reduced the one-year gap compared to September 30, 2016. The decrease in the one-year gap amount at June 30, 2017 compared to March 31, 2017 was due primarily to a decrease in the amount of cash held at June 30, 2017.

The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on mortgage loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted significantly by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of June 30, 2017, the Bank's one-year gap is projected to be $(295.9) million, or (3.25)% of total assets. This compares to a one-year gap of $(215.4) million, or (2.33)% of total assets, if interest rates were to have increased 200 basis points as of March 31, 2017, and $208.7 million, or 2.25% of total assets, if interest rates were to have increased 200 basis points as of September 30, 2016.

During the current quarter, loan repayments totaled $296.0 million and cash flows from the securities portfolio totaled $73.3 million. The asset cash flows of $369.3 million were reinvested into new assets at current market interest rates. Total cash flows from fixed-rate liabilities that matured or repriced during the current quarter were approximately $699.7 million, including $300.0 million of FHLB advances. These offsetting cash flows allow the Bank to manage its interest rate risk and gap position more precisely than if the Bank did not have offsetting cash flows due to its mix of assets or maturity structure of liabilities.

Other strategies include managing the Bank's wholesale assets and liabilities. The Bank primarily uses long-term fixed-rate borrowings with no embedded options to lengthen the average life of the Bank's liabilities. The fixed-rate characteristics of these borrowings lock-in the cost until maturity and thus decrease the amount of liabilities repricing as interest rates move higher compared to funding with lower-cost short-term borrowings. These borrowings are laddered in order to prevent large amounts of liabilities repricing in any one period. The WAL of the Bank's term borrowings as of June 30, 2017 was 2.3 years.

The Bank uses the securities portfolio to shorten the average life of the Bank's assets. Purchases in the securities portfolio over the past couple of years have primarily been focused on callable agency debentures with maturities no longer than five years, shorter duration MBS, and adjustable-rate MBS. These securities have a shorter average life and provide a steady source of cash flow that can be reinvested as interest rates rise or used to purchase higher-yielding assets. The WAL of the Bank's securities portfolio as of June 30, 2017 was 2.6 years.

In addition to the wholesale strategies, the Bank has sought to increase core deposits and long-term certificates of deposit. Core deposits are expected to reduce the risk of higher interest rates because their interest rates are not expected to increase significantly as market interest rates rise. Specifically, checking accounts and savings accounts have had minimal interest rate fluctuations throughout historical interest rate cycles, though no assurance can be given that this will be the case in future interest rate cycles. The balances and rates of these accounts have historically tended to remain very stable over time, giving them the characteristic of long-term liabilities. The Bank uses historical data pertaining to these accounts to estimate their future balances. At June 30, 2017 the WAL of the Bank's transaction accounts was 7.8 years.

Over the last couple years, the Bank has priced long-term certificates of deposit more aggressively than short-term certificates of deposit with the goal of giving customers incentive to move funds into longer-term certificates of deposit when interest rates were lower. Long-term certificates of deposit reduce the amount of liabilities repricing as interest rates rise.

Because of the on-balance sheet strategies implemented over the past several years, management believes the Bank is well-positioned to move into a market rate environment where interest rates are higher.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of the date presented. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The maturity and repricing terms presented for one- to four-family loans represent the contractual terms of the loan.

	June 30, 2017
	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$326,786	1.29%	1.6	24.3%	3.7%
MBS - fixed	683,698	2.16	3.0	50.9	7.8
MBS - adjustable	333,447	2.49	4.8	24.8	3.8
Total securities	1,343,931	2.03	3.1	100.0%	15.3
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,244,468	3.09	4.1	17.2%	14.1
> 15 years	4,428,752	3.85	6.2	61.3	50.3
All other fixed-rate loans	260,920	4.19	4.2	3.6	3.0
Total fixed-rate loans	5,934,140	3.71	5.7	82.1	67.4
Adjustable-rate one- to four-family:
<= 36 months	270,722	1.75	3.6	3.7	3.1
> 36 months	871,049	3.04	2.8	12.1	9.9
All other adjustable-rate loans	152,514	4.79	3.0	2.1	1.7
Total adjustable-rate loans	1,294,285	2.98	3.0	17.9	14.7
Total loans receivable	7,228,425	3.58	5.2	100.0%	82.1
FHLB stock	101,039	6.47	2.4		1.1
Cash and cash equivalents	130,249	1.23	—		1.5
Total interest-earning assets	$8,803,644	3.34	4.8		100.0%

Non-maturity deposits	$2,443,811	0.17	7.8	46.4%	32.0%
Retail certificates of deposit	2,432,867	1.48	1.8	46.2	31.8
Public units	391,007	1.08	0.8	7.4	5.1
Total deposits	5,267,685	0.84	4.5	100.0%	68.9
Term borrowings	2,375,000	2.15	2.3		31.1
Total interest-bearing liabilities	$7,642,685	1.25	3.8		100.0%

Average Balance Sheets

The following tables present the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at June 30, 2017. At June 30, 2017, the leverage strategy was not in place, so the yields/rates presented at June 30, 2017 in the tables below do not reflect the effects of the leverage strategy. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	At	For the Nine Months Ended
	June 30, 2017	June 30, 2017			June 30, 2016
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	3.58%	$7,126,112	$189,064	3.54%	$6,721,845	$181,795	3.61%
MBS(2)	2.26	1,125,689	18,374	2.18	1,391,441	22,934	2.20
Investment securities(2)(3)	1.29	346,035	3,301	1.27	497,794	4,524	1.21
FHLB stock	6.47	194,422	9,153	6.29	205,434	9,208	5.99
Cash and cash equivalents(4)	1.23	2,123,529	12,720	0.79	2,167,680	7,057	0.43
Total interest-earning assets(1)(2)	3.34	10,915,787	232,612	2.84	10,984,194	225,518	2.74
Other non-interest-earning assets		297,478			290,854
Total assets		$11,213,265			$11,275,048

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	0.04	$824,150	226	0.04	$781,509	218	0.04
Savings	0.24	344,874	567	0.22	323,300	464	0.19
Money market	0.24	1,209,279	2,141	0.24	1,168,086	2,054	0.23
Retail certificates	1.48	2,439,370	26,352	1.44	2,356,566	23,628	1.34
Wholesale certificates	1.08	386,860	2,369	0.82	370,784	1,397	0.50
Total deposits	0.84	5,204,533	31,655	0.81	5,000,245	27,761	0.74
FHLB borrowings(5)	2.07	4,298,883	50,772	1.57	4,547,984	48,829	1.43
Repurchase agreements	2.94	200,000	4,461	2.94	200,000	4,478	2.94
Total borrowings	2.15	4,498,883	55,233	1.63	4,747,984	53,307	1.49
Total interest-bearing liabilities	1.25	9,703,416	86,888	1.19	9,748,229	81,068	1.11
Other non-interest-bearing liabilities		122,534			118,180
Stockholders' equity		1,387,315			1,408,639
Total liabilities and stockholders' equity		$11,213,265			$11,275,048

Net interest income(6)			$145,724			$144,450
Net interest rate spread(7)(8)	2.09			1.65			1.63
Net interest-earning assets		$1,212,371			$1,235,965
Net interest margin(8)(9)				1.78			1.75
Ratio of interest-earning assets
to interest-bearing liabilities				1.12x			1.13x

Selected performance ratios:
Return on average assets (annualized)(8)				0.76%			0.74%
Return on average equity (annualized)(8)				6.11			5.94
Average equity to average assets				12.37			12.49
Operating expense ratio(10)				0.79			0.83
Efficiency ratio(11)				40.84			43.40
Pre-tax yield on leverage strategy(12)				0.22			0.16

	For the Three Months Ended
	June 30, 2017			March 31, 2017
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$7,224,131	$64,013	3.54%	$7,140,433	$63,106	3.54%
MBS(2)	1,051,440	5,821	2.21	1,124,367	6,191	2.20
Investment securities(2)(3)	327,727	1,063	1.30	353,722	1,131	1.28
FHLB stock	193,617	3,114	6.45	193,826	3,100	6.49
Cash and cash equivalents(4)	2,135,014	5,619	1.04	2,082,180	4,132	0.79
Total interest-earning assets(1)(2)	10,931,929	79,630	2.91	10,894,528	77,660	2.85
Other non-interest-earning assets	295,602			300,795
Total assets	$11,227,531			$11,195,323

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$843,997	77	0.04	$828,420	75	0.04
Savings	354,835	213	0.24	344,699	199	0.23
Money market	1,218,900	720	0.24	1,218,058	712	0.24
Retail certificates	2,444,620	8,932	1.47	2,428,497	8,652	1.44
Wholesale certificates	396,737	953	0.96	378,546	726	0.78
Total deposits	5,259,089	10,895	0.83	5,198,220	10,364	0.81
FHLB borrowings(5)	4,264,448	17,884	1.67	4,302,878	16,771	1.57
Repurchase agreements	200,000	1,487	2.94	200,000	1,471	2.94
Total borrowings	4,464,448	19,371	1.73	4,502,878	18,242	1.64
Total interest-bearing liabilities	9,723,537	30,266	1.24	9,701,098	28,606	1.19
Other non-interest-bearing liabilities	113,031			115,547
Stockholders' equity	1,390,963			1,378,678
Total liabilities and stockholders' equity	$11,227,531			$11,195,323

Net interest income(6)		$49,364			$49,054
Net interest rate spread(7)(8)			1.67			1.66
Net interest-earning assets	$1,208,392			$1,193,430
Net interest margin(8)(9)			1.81			1.80
Ratio of interest-earning assets
to interest-bearing liabilities			1.12x			1.12x

Selected performance ratios:
Return on average assets (annualized)(8)			0.76%			0.77%
Return on average equity (annualized)(8)			6.15			6.26
Average equity to average assets			12.39			12.31
Operating expense ratio(10)			0.81			0.78
Efficiency ratio(11)			41.30			40.16
Pre-tax yield on leverage strategy(12)			0.21			0.25

(1)	Calculated net of unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)
The average balance of investment securities includes an average balance of nontaxable securities of $31.3 million and $37.6 million for the nine months ended June 30, 2017 and 2016, respectively, and $29.4 million and $31.2 million for the quarters ended June 30, 2017 and March 31, 2017, respectively.

(4)
The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $1.93 billion and $1.96 billion for the nine months ended June 30, 2017 and 2016, respectively, and $1.94 billion for each of the quarters ended June 30, 2017 and March 31, 2017.

(5)
Included in this line, for the nine months ended June 30, 2017 and 2016, respectively, are FHLB borrowings related to the leverage strategy with an average outstanding amount of $2.02 billion and $2.05 billion, interest paid of $12.1 million and $7.2 million, at a rate of 0.79% and 0.46%, respectively. Included in this line, for the quarters ended June 30, 2017 and March 31, 2017, respectively, are FHLB borrowings related to the leverage strategy with an average outstanding amount of $2.03 billion and $2.03 billion, interest paid of $5.3 million and $3.9 million, at a rate of 1.04% and 0.76%, respectively. The FHLB advance amounts and rates included in this line are net of deferred prepayment penalties.

(6)
Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(7)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(8)
The tables below provide a reconciliation between certain performance ratios presented in accordance with GAAP and the performance ratios excluding the effects of the leverage strategy, which are not presented in accordance with GAAP. Management believes it is important for comparability purposes to provide the performance ratios without the leverage strategy because of the unique nature of the leverage strategy. The leverage strategy reduces some of our performance ratios due to the amount of earnings associated with the transaction in comparison to the size of the transaction, while increasing our net income.

	For the Nine Months Ended
	June 30, 2017			June 30, 2016
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets (annualized)	0.76%	(0.13)%	0.89%	0.74%	(0.14)%	0.88%
Return on average equity (annualized)	6.11	0.21	5.90	5.94	0.15	5.79
Net interest margin	1.78	(0.35)	2.13	1.75	(0.36)	2.11
Net interest rate spread	1.65	(0.30)	1.95	1.63	(0.30)	1.93

	For the Three Months Ended
	June 30, 2017			March 31, 2017
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets (annualized)	0.76%	(0.14)%	0.90%	0.77%	(0.14)%	0.91%
Return on average equity (annualized)	6.15	0.21	5.94	6.26	0.24	6.02
Net interest margin	1.81	(0.35)	2.16	1.80	(0.35)	2.15
Net interest rate spread	1.67	(0.31)	1.98	1.66	(0.30)	1.96

(9)	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

(10)	The operating expense ratio represents annualized non-interest expense as a percentage of average assets.

(11)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

(12)	The pre-tax yield on the leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.